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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            ING CLARION INVESTORS LLC
                                     (Name)


                                 230 Park Avenue
                            New York, New York, 10169
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))


                                 (212) 883-2500

                     (Telephone Number, including Area Code)

                                  Daniel Heflin
                            ING Clarion Capital, LLC
                                 230 Park Avenue
                            New York, New York 10169

               (Name and Address of Agent for Service of Process)


Check Appropriate Box:


         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]



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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, and State of New York on the 30th day of January, 2004.

                                    ING CLARION INVESTORS, LLC

                                    By:          /s/ Daniel Heflin
                                        --------------------------------
                                        Name:  Daniel Heflin
                                        Title: Authorized Signatory

                                    Attest:     /s/ David Drinkwater
                                           -----------------------------
                                        Name:   David Drinkwater
                                        Title:  Authorized Signatory